UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 24, 2015

MENDOCINO BREWING COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

California

(State or Other Jurisdiction of Incorporation)

0-22524	68-0318293
(Commission File No.)	(IRS Employer Identification Number)

1601 Airport Road, Ukiah, California	95482
(Address of Principal Executive Offices)	(Zip Code)

(707) 463-2087

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 26, 2005, Royal Bank of Scotland Commercial Services Limited (“RBS”) provided Kingfisher Beer Europe Limited (“KBEL”), a wholly-owned indirect subsidiary of Mendocino Brewing Company, Inc. (the “Company”), with an approximately $2.8 million (£1,750,000) maximum revolving line of credit with an advance rate based on 80% of KBEL’s qualified accounts receivable (the “Credit Line”). The initial term of the Credit Line was for a one year period after which time the Credit Line could be terminated by either party by providing the other party with six months’ notice. The Credit Line carries an interest rate of 1.38% above the RBS base rate and a service charge of 0.10% of each invoice discounted.

On November 24, 2015, KBEL received a notice from RBS regarding its intention to terminate the Credit Line on February 26, 2016. The amount outstanding on the Credit Line as of September 30, 2015 was approximately $813,900 (£538,400). RBS also informed KBEL of its intention to terminate all other banking services it currently provides to KBEL on February 26, 2016.

KBEL is in the process of finding a substitute replacement for the line of credit and other banking services before the termination of the Credit Line is effective. It would have a material adverse effect on KBEL and the Company if KBEL is unable to find a substitute replacement before termination of the Credit Line.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENDOCINO BREWING COMPANY, INC.
(Registrant)

Date: December 1, 2015	By:	/s/ Mahadevan Narayanan
Mahadevan Narayanan
Chief Financial Officer and Secretary